EXHIBIT 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

December 13, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Streamtrack, Inc.
Santa Barbara, California

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K, Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, filed by Streamtrack, Inc. of our report dated November 26, 2013, relating to the financial statements of Streamtrack, Inc., as of and for the years ending August 31, 2013 and 2012.

Sincerely,

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC